Exhibit 107

Calculation of Filing Fee Tables

F-4

(Form Type)

Prime Number Holding Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Fees To Be Paid	Equity	PubCo Ordinary Shares	457f	131,707,318 (1)	10.52 (2)	$1,385,560,985.36	0.00011020	$152,688.82
Fees To Be Paid	Equity	PubCo Ordinary Shares	457f	7,256,250(4)	10.52 (2)	76,335,750	0.00011020	8,412.20
Fees To Be Paid	Equity	PubCo Ordinary Shares	457f	1,612,500(5)	10.52 (2)	16,963,500	0.00011020	1,869.38
Fees To Be Paid	Equity	PubCo Ordinary Shares	457f	398,892(6)	10.52 (2)	4,196,343.84	0.00011020	462.44
Fees To Be Paid	Equity	PubCo Ordinary Shares	457f	3,225,000(7)	10.52 (2)	33,927,000.00	0.00011020	3,738.76
Fees To Be Paid	Equity	PubCo Warrants to purchase PubCo Ordinary Shares	457f	3,225,000(8)	0.047 (9)	$151,575.00	0.00011020	$16.70
		Total Offering Amounts				$1,517,135,154.20		$167,188.30
		Total Fees Previously Paid						$-
		Net Fee Due						$167,188.30

(1)	Represents up to 131,707,318 ordinary shares (“PubCo Ordinary Shares”) of the registrant (“PubCo”), par value $0.0001, to be issued upon completion of the transactions (the collectively, the “Business Combination”) to the existing shareholders of Noco-Noco Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore (“Noco-Noco”), as described in the proxy statement/prospectus contained herein as contemplated under the Business Combination Agreement (as defined in the proxy statement/prospectus),
(2)	Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) $10.52 (the implied price of SPAC Public Shares based on the average of the high and low prices of SPAC Public Shares as reported on NASDAQ on May 10, 2023) multiplied by (2) the numbers of shares registered in each row.
(3)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001102.
(4)	Represents (i) up to 6,450,000 PubCo Ordinary Shares issuable to the public shareholders of the Class A common stock (the “SPAC Common Stock”), par value $0.0001 (“SPAC Public Shares”) of Prime Number Acquisition I Corp. (“SPAC”) upon conversion of all SPAC Public Shares such public shareholders hold in the SPAC pursuant to the Business Combination Agreement; and (ii) up to 806,250 PubCo Ordinary Shares issuable to the public holders of the Rights of the SPAC (“SPAC Public Rights”) upon conversion of such SPAC Public Rights to PubCo Ordinary Shares at the consummation of the Business Combination pursuant to the Business Combination Agreement.
(5)	Represents up to 1,612,500 PubCo Ordinary Shares issuable to the directors, officers, Sponsors, and/or their affiliates (the “SPAC Insiders”) of the SPAC upon conversion of all SPAC Common Stock such SPAC insiders hold pursuant to the Business Combination Agreement.
(6)	Represents up to 398,892 PubCo Ordinary Shares issuable to the Sponsors, and/or their affiliates (the “SPAC Sponsors”) of the SPAC upon conversion of all SPAC Common Stock the SPAC Sponsors acquired in a private placement consummated simultaneously with the initial public offering of the SPAC, pursuant to the Business Combination Agreement.
(7)	Represents up to 3,225,000 PubCo Ordinary Shares issuable to the holders of all 3,225,000 warrants of the registrant (the “PubCo Warrants”) upon conversion of such PubCo Warrants pursuant to certain Warrant Assumption Agreement to be entered by PubCo, SPAC and VStock Transfer, LLC, as described in the Business Combination Agreement and exhibited in the proxy statement/prospectus.
(8)	Represents up to 3,225,000 PubCo Warrants to be issued to the holders of public warrants of the SPAC (“SPAC Public Warrants”) upon the consummation of the Business Combination.
(9)	Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) $0.047 (the implied price of SPAC Public Warrants based on the average of the high and low prices of SPAC Public Warrants as reported on NASDAQ on May 10, 2023, which is within five business days prior to the date of the first public filing of the registration statement on Form F-4) multiplied by (ii) 3,225,000 PubCo Warrants issuable in connection with the Business Combination.